UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 16, 2009

Hardinge Inc.

(Exact name of Registrant as specified in its charter)

New York	000-15760	16-0470200
(State or other jurisdiction of incorporation or organization)	Commission file number	(I.R.S. Employer Identification No.)

One Hardinge Drive, Elmira, NY 14902

(Address of principal executive offices) (Zip Code)

(607) 734-2281

(Registrant’s telephone number including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On March 16, 2009, Hardinge Inc. (“Hardinge” or the “Company”) entered into a new credit facility with Manufacturers and Traders Trust Company (“M&T Bank”) pursuant to which M&T Bank extended a $10 million term loan to Hardinge.  The term loan bears interest at one-month LIBOR plus 500 basis points until September 30, 2009 and, thereafter until maturity, one-month LIBOR plus 600 basis points, with a minimum rate of 5.5%.  The term loan matures on March 16, 2010.

The term loan is secured by substantially all of the assets of the Company, including a pledge of 66-2/3% of the Company’s interest in Hardinge Holdings GmbH, the holding company for Hardinge’s foreign subsidiaries.  The term loan is guaranteed by Hardinge Technology Systems, Inc., a wholly-owned subsidiary of the Company and owner of the real property comprising the Company’s world headquarters in Elmira, New York.  The real property is subject to a negative pledge agreement in favor of M&T Bank.

The new credit facility with M&T Bank does not include any financial covenants but does contain other customary representations, affirmative and negative covenants and events of default.

The proceeds of the term loan were used to repay approximately $8.0 million of indebtedness owed by Hardinge under a multi-currency secured credit facility entered into in June 2008 with a bank syndicate that did not include M&T Bank.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01(d)	Exhibits.

Exhibits	Description

10.1	Credit Agreement dated March 16, 2009 between Hardinge and M&T Bank.

10.2	Libor Term Note dated March 16, 2009 in the principal amount of $10,000,000 by Hardinge to M&T Bank.

10.3	General Security Agreement dated March 16, 2009 by Hardinge in favor of M&T Bank.

10.4	Continuing Guaranty dated March 16, 2009 by Hardinge Technology Systems, Inc. in favor of M&T Bank.

10.5	Negative Pledge Agreement dated March 16, 2009 by Hardinge Technology Systems, Inc. in favor of M&T Bank.

10.6	Post Closing Agreement dated March 16, 2009 by and among Hardinge, Hardinge Technology Systems, Inc. and M&T Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HARDINGE INC.
Registrant

Date: March 20, 2009	By:	/s/ EDWARD J. GAIO
Edward J. Gaio
Chief Financial Officer